Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:43 PM 01/04/2011
FILED 04:13 PM 01/04/2011
SRV 110009657 - 0652223 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

TGI SOLAR POWER GROUP, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of TGI SOLAR POWER GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH:” so that, as amended said Article shall be and read as follows:

“The total number of authorized shares which the corporation is authorized to issue is 2,400,000,000 shares of common stock having a par value of $0.001 per share and 100,000,000 shares of preferred stock having a par value of $0.001 per share”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment,

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TGI SOLAR POWER GROUP, INC. has caused this certificate to be signed by an authorized officer, this 4th day of Jan, 2011.

BY:	/s/ Henry Val	-Signature

Name:	Henry Val	-please print

Title:	CEO / Chairman of Board	-please print

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:14 PM 06/18/2008
FILED 02:03 PM 06/18/2008
SRV 080705184 - 0652223 FILE

RESTATED CERTIFICATE OF INCORPORATION

Tenth Gate International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.          The name of the corporation is hereby being changed in this restatement to TGI Solar Power Group, Inc. The corporation was incorporated on January 23, 1967 as Liberty Leasing Co., Inc., amended on July 10, 1973 to LIBCO Corporation and amended June 15, 1993 as RDIS Corporation and amended on February 20, 2007 as Tenth Gate International, Inc.

2.          Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.          The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

CERTIFICATE OF INCORPORATION

OF

TGI SOLAR POWER GROUP, INC.

ARTICLE I. NAME

The name of the corporation is TGI Solar Power Group, Inc. (the “Corporation”). The corporation was incorporated on January 23, 1967 as Liberty Leasing Co., Inc., amended on July 10, 1973 to LIBCO Corporation and amended June 15, 1993 as RDIS Corporation and amended on February 20, 2007 as Tenth Gate International, Inc,

ARTICLE II. REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent at such address is Corporation Trust Company.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” The number of shares of Preferred Stock authorized to be issued is Sixty Million (60,000,000). The number of shares of Common Stock authorized to be issued is Five Hundred Million (500,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.001 per share.

1

Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE V. BOARD OF DIRECTORS

(a)        Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

2

ARTICLE IX. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the President of Tenth Gate International, Inc. pursuant to the General Corporation law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of June 2008.

/s/ Tim Novak
Tim Novak

3